UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Amendment No. 1

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 1, 2008 (December 1, 2007)

Date of Report (Date of earliest event reported)

AVAX TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-29222	13-3575874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2000 Hamilton Street

Suite 204

Philadelphia, PA 19130

(Address of principal executive offices)

(215) 241-9760

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement.

Dr. Martelet’s Employment Agreement

As previously reported, effective December 1, 2007, the Board of Directors of AVAX Technologies, Inc. appointed Francois R. Martelet, M.D. as Chief Executive Officer and President of the company and entered into an employment agreement, as amended, with Dr. Martelet dated as of December 1, 2007. Dr. Martelet’s employment agreement and related amendment are filed as exhibits to this report.

Mr. Rainey’s Employment Agreement

In conjunction with the appointment of Dr. Martelet as Chief Executive Officer and President, the company entered into certain oral agreements with Richard P. Rainey, previously the CEO, President and Chief Financial Officer of the company, regarding his continued employment with the company. Those oral agreements were subject to the execution of a mutually acceptable amendment to the employment agreements then in effect with Mr. Rainey or the execution of a new employment agreement. Those oral arrangements were described in the Current Report on Form 8-K filed by the company with the SEC on December 6, 2007.

On January 23, 2008, the company and Mr. Rainey executed a new employment agreement, effective as of December 1, 2007, which sets forth the terms of Mr. Rainey’s continued employment with the company through May 31, 2008. The new agreement supersedes the previous employment agreement between the company and Mr. Rainey dated as of April 1, 2004, as amended by a letter agreement dated October 2, 2007, except as set forth in the new agreement. Upon execution of the new agreement, Mr. Rainey received a bonus payment of $350,000 for prior services rendered.

The new agreement provides that Mr. Rainey will continue in employment with the company until May 31, 2008, in the capacity of Principal Accounting Officer. Under the terms of the new agreement, Mr. Rainey receives a base salary of $275,000 per year. The agreement also provides that Mr. Rainey will receive a severance payment of $350,000, payable in 12 monthly installments, if (i) Mr. Rainey’s employment is terminated without Cause, as defined below, (ii) upon Mr. Rainey’s death or disability, (iii) after Achievement of the Milestones, as defined below, (iv) due to Mr. Rainey’s resignation for Good Reason, as defined below, or (v) upon the expiration of the employment term on May 31, 2008. The new agreement also provides that the exercise date for all stock options held by Mr. Rainey is extended 18 months from the termination date of Mr. Rainey’s employment with the company and that all such stock options will thereupon be accelerated and fully vested as of the termination date, if the agreement is terminated in a manner that triggers the severance payment described in the preceding sentence. The company may terminate Mr. Rainey for Cause or without Cause, Mr. Rainey may terminate his employment for Good Reason, or no reason, and Mr. Rainey’s employment will terminate at the end of the term of the employment term on May 31, 2008, unless earlier terminated.

For purposes of the new agreement, “Cause” for termination means (a) Mr. Rainey’s material breach of, or habitual neglect or failure to perform the material duties that he is required to perform under the terms of the agreement; the willful or intentional failure to follow the reasonable directives or policies established by the company; or engaging in conduct that is materially detrimental to the interest of the company such that the company sustains a material loss or injury as a result thereof, provided that the breach or failure of performance by the Mr. Rainey has not been cured by Mr. Rainey within 30 days after he shall have received written notice from the company stating with reasonable specificity the nature of such conduct; (b) Mr. Rainey’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of company property; or (c) Mr. Rainey’s material breach of his duties under the agreement. For purposes of the agreement, “Good Reason” means, without Mr. Rainey’s written consent, (a) the assignment to Mr. Rainey of duties inconsistent in any material respect with the duties of a Principal Accounting Officer; or (b) a material reduction in his base salary or other benefits. For purposes of the agreement, “Achievement of the Milestones,” means the filing by the company of its Annual Report on Form 10-KSB for the year ended December 31, 2007, and the filing and effectiveness of a registration for a primary offering of securities by the company, in each instance, with the participation of Mr. Rainey in his capacity as Principal Accounting Officer.

The new employment agreement also contains a nondisclosure agreement, a 12-month covenant not to compete, and a 12- month non-solicitation agreement.

Mr. Rainey’s new agreement is filed as an exhibit to this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported effective December 1, 2007, Dr. Martelet was appointed Chief Executive Officer and President of the company, thereby replacing Mr. Rainey in those capacities. While Mr. Rainey continued to serve as Chief Financial Officer of the company from December 1, 2007, through January 22, 2008, in accordance with his oral agreement with the company, upon the execution of his new agreement on January 23, 2008, Mr. Rainey no longer serves in that capacity, but is continuing as the Principal Accounting Officer of the company.

Also, effective January 23, 2008, Mr. Rainey resigned as a member of the Board of Directors of the company. The company believes that Mr. Rainey resigned as a director due to the changes in management described above and the diminution in his duties at the company, as those reduced duties are not consistent with a senior management representative position on the Board of Directors.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Employment Agreement between AVAX Technologies, Inc. and Francois R. Martelet, M.D. dated as of December 1, 2007.

10.2	Amendment to Employment Agreement between AVAX Technologies, Inc. and Francois R. Martelet, M.D. dated as of December 1, 2007.

10.3	Employment Agreement between AVAX Technologies, Inc. and Richard P. Rainey dated as of December 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAX TECHNOLOGIES, INC.
Date: February 1, 2008.
	By:	/s/ Francois R. Martelet, M.D.
	Name:	Francois R. Martelet, M.D.
	Title:	President and Chief Executive Officer